EXHIBIT 99.1

PLATO LEARNING REPORTS PRELIMINARY FINANCIAL RESULTS FOR SECOND QUARTER ENDED APRIL 30, 2010

MINNEAPOLIS, MN – May 6, 2010 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult online learning solutions, today announced that it expects to report a net loss of between ($0.03) and ($0.05) per share for the second quarter ended April 30, 2010.  These amounts include transactions costs of approximately ($0.04) per share related to its recently announced merger with Thoma Bravo, LLC, and a benefit of approximately $0.01 per share on the final liquidation and wind-up of its U.K. subsidiary.

Total orders for the quarter are expected to decline up to 27% compared to the second quarter of 2009.  Revenues for the second quarter are expected to be approximately $15.5 million, or generally flat as compared to the same period last year.

David Smith, chairman of the board of directors of the Company, said, “Although the Company has typically not provided quarterly results on a preliminary basis, in view of the upcoming shareholder meeting to vote on the pending merger, the board believed it was appropriate to provide shareholders with this information as it became available.”

Vin Riera, PLATO Learning President and CEO, said, “Going into the year we expected our fiscal second quarter to be challenging with regard to profitability, even before consideration of merger-related costs.  The decline in year over year order levels for the quarter was not anticipated and would have been less significant considering the number of large deals expected to close in the second quarter that have moved to the first weeks of the third quarter due to extended decision-making and approval processes many districts have implemented in the current budget environment.  While our customers continue to work through the challenges presented by the current funding environment, they continue to evaluate solutions like ours that can often help them address their budget challenges.  As a result, it is too early to determine the extent, if any, that our experience in the second quarter will continue into the upcoming buying season.”

Additional Information and Where You Can Find It

           In connection with the proposed merger with an affiliate of Thoma Bravo, PLATO Learning has filed a definitive proxy statement and relevant documents concerning the proposed transaction with the SEC. Shareholders of PLATO Learning are urged to read the proxy statement, including any amendments or updates, and any other relevant documents filed with the SEC because they contain important information about PLATO Learning and the proposed transaction. The proxy statement and any other documents filed by PLATO Learning with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by PLATO Learning by contacting PLATO Learning Investor Relations by e-mail at investor.relations@plato.com or by phone at (952) 832-1000. Shareholders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

           PLATO Learning and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from PLATO Learning shareholders in respect of the proposed transaction. Information about the directors and executive officers of PLATO Learning and their respective interests in PLATO Learning by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Shareholders may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the transaction. Each of these documents is available for free at the SEC’s website at www.sec.gov and at the PLATO Learning Investor Relations website at www.PLATO.com/investor-relations.aspx.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. Learn more about PLATO Learning by visiting www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning, PLATO Learning Environment and PLE are trademarks of PLATO Learning, Inc.

Company Contacts:

Rob Rueckl
Chief Financial Officer
PLATO Learning, Inc.
952.832.1000